EXHIBIT 21.1

BPZ Resources, Inc. (1)
(Texas)
List of Subsidiaries and Branches (2)
As of December 31, 2013

Name	Jurisdiction

BPZ Resources, Inc. (2)	Texas

BPZ Marine, Inc.	Texas

BPZ U.S. Holdings, LLC	Texas

SMC Ecuador, Inc.	Delaware

BPZ Energy, LLC (3)	Texas

BPZ Energy International Holdings, LP	British Virgin Islands

International Support, LP	British Virgin Islands

BPZ Exploración & Producción, S.R.L. (4)	Perú

Empresa Electrica Nueva Esperanza, S.R.L.	Perú

Soluciones Energeticas, S.R.L.	Perú

BPZ Marine Peru, S.R.L.	Perú

BPZ Z-1 Oil S.R.L.	Perú

BPZ Lote Z-1 S.R.L.	Perú

BPZ Lote XIX S.R.L.	Perú

BPZ Lote XXII S.R.L.	Perú

BPZ Lote XXIII S.R.L.	Perú

BPZ Energy Ecuador, CIA. LTDA.	Ecuador

SMC Ecuador, Inc., Sucursal Ecuador (5)	Ecuador

Notes:

1)	The Company name was changed to BPZ Resources, Inc. from BPZ Energy, Inc. on October 11, 2007.
2)	All subsidiaries are 100% owned, directly or indirectly.
3)	Formerly named BPZ Energy, Inc.
4)

Formerly known as BPZ Energy, Inc. Sucursal Peru, a registered Peruvian branch office of BPZ Energy, Inc. (Texas); was converted into a limited liability business corporation registered in Peru as BPZ Exploración & Producción, S.R.L. in May 2007.

5)	SMC Ecuador, Inc., Sucursal Ecuador is a registered Ecuadorian branch office.